Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Deaira Irons

Cornerstone OnDemand

Phone: 310-752-0164

Email: dirons@csod.com

Cornerstone OnDemand Names Jeff Lautenbach as President of Global Field Operations

The appointment of seasoned executive Lautenbach, in addition to changes in the company’s sales and services organizations, positions the business for its next phase of growth

SANTA MONICA, Calif. – December 6, 2017 – Cornerstone OnDemand (NASDAQ: CSOD), a global leader in cloud-based learning and human capital management software, today announced the appointment of Jeff Lautenbach as the company’s new president of global field operations, effective January 2, 2018, as well as changes to its sales and services organizations, as part of Cornerstone’s strategic plan to accelerate revenue growth and increase operating margins.

Lautenbach brings more than 25 years of experience leading sales and services teams to build, transform and scale cloud and SaaS businesses. His extensive background includes running enterprise sales for North America at Salesforce.com, serving as the chief revenue officer at hc1.com and leading the global CRM business for SAP. He also spent most of his early career with IBM, ultimately overseeing more than 1,300 sales and technical professionals that supported IBM’s software business. Lautenbach most recently served as president of worldwide field operations at Jive Software, where he led the company’s sales, business development and indirect channels around the globe.

In his new role, Lautenbach will serve as one of the company’s executive officers and oversee Cornerstone’s global sales, content and client success functions. His focus will be on executing the company’s recently announced strategic plan to accelerate Cornerstone’s revenue growth, increase its operating margins, and enhance its global learning and human capital management presence. Lautenbach will report directly to Adam Miller, Cornerstone’s founder and CEO.

“Jeff’s extensive experience running global operations at scale will be an incredible asset for us as we move to our next phase of growth. He has an impressive track record developing and leading successful go-to-market teams, and his expertise will be extremely valuable as we create greater sales efficiencies and advance our evolution into a high-margin growth software company,” said Miller.

“I am thrilled to be joining this world-class organization at this stage of growth,” said Lautenbach. “With Cornerstone’s product innovation and its talented team, I am confident we will accelerate growth and increase margins as we scale.”

Cornerstone’s strategic plan includes migrating its enterprise delivery professional services business to the company’s global ecosystem of partners. To effect the migration, Cornerstone is augmenting its partner operations and delivery assurance functions while reducing overall headcount in its service delivery division, as partners take on the majority of the company’s professional services work. This aligns with Cornerstone’s sharpened focus on recurring revenue.

The strategic plan also calls for the company to more aggressively drive operating margins and free cash flow, especially related to sales and marketing. In furtherance of this objective, the company announced a reduction in sales headcount, targeted at teams with the highest customer acquisition costs.

Together, these changes represent a total workforce reduction of approximately 6 percent globally.

“We believe these changes to our sales and services organizations are critical to position the company for future success as we continue to profitably scale the business,” commented Miller.

Separately, the company also announced that Kirsten Helvey, the company’s chief operating officer, expects to exit the company at the end of the first quarter of 2018. In her 15 years with the organization, Helvey played a pivotal role in Cornerstone’s trajectory to become one of the world’s largest cloud software companies.

“Kirsten’s contribution to Cornerstone over the last 15 years has been immense. Her leadership and drive have had a profound impact on our ability to grow into a global cloud leader, and she has been an outstanding partner in shaping the world-class culture of our organization,” said Miller.

“Cornerstone has been a phenomenal part of my life for the last 15 years,” said Helvey. “Together, we have accomplished so much, and I am proud to have been a long-standing member of this amazing team. It has been an incredibly difficult decision to leave, but I am looking forward to the new chapter ahead.”

About Cornerstone OnDemand

Cornerstone OnDemand, Inc. (NASDAQ: CSOD) is a global leader in cloud-based learning and human capital management software. The company is pioneering solutions to help organizations realize the potential of the modern workforce. From recruitment, onboarding, training and collaboration, to performance management, compensation, succession planning, people administration and analytics, Cornerstone is designed to enable a lifetime of learning and development that is fundamental to the growth of employees and organizations.

Based in Santa Monica, California, the company’s solutions are used by more than 3,100 clients worldwide, spanning more than 33.5 million users across 192 countries and 43 languages. To learn more about Cornerstone, visit us on Twitter, Facebook and our blog. www.cornerstoneondemand.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the the Company’s business strategy, plans and objectives for future operations, the Company’s future financial and operating performance, the size of the restructuring plan and the amount and timing of the related charges, the expected appointment of an officer, and the expected departure of an officer, are forward-looking statements that involve a number of uncertainties and risks. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, which are described in reports and documents the company files from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Except to the extent required by applicable law, the company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

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Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand Inc.